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                               EXHIBIT (10)(g)

        SUMMARY DESCRIPTION OF THE SUDBURY, INC. INCENTIVE BONUS PLAN


Officers of Sudbury, Inc., including executive officers, are eligible to earn an annual cash incentive bonus under the Sudbury, Inc. Incentive Bonus Plan ("Bonus Plan"). The amount of such bonus is determined as a percentage of base salary ranging from a minimum of 10% to a maximum of 50% as determined by the category to which an individual participant is assigned for a plan year. The assignment of category is based upon the subjective determination of each individual's level of responsibility and accountability by the Compensation Committee of Sudbury, Inc.'s Board of Directors ("Committee").



The annual incentive bonus is tied directly to the achievement of specific financial objectives for Sudbury, Inc. and its subsidiaries (the "Company"). Each year, usually at its August meeting, the Committee sets minimum and maximum target levels relating to the Company's net income (before bonuses) and cash flow. No awards are paid if the specified minimum target is not met. All awards require Committee approval and are submitted by the Committee to the Company's Board of Directors for the Board's final approval.